Exhibit 99.1

Tri-way Industries Earns Strong Credit Rating

Sino Agro Food Advances Spinoff Strategy

July 12, 2017

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), a specialized investment company focused on protein food including seafood and cattle, wishes to announce a key milestone toward the financing and spinoff of its former subsidiary, Tri-way Industries. Through its regional Hong Kong office, Dun and Bradstreet (“D&B”), assigned its strongest credit rating, 5A 1, t0 Tri-way, in which Sino Agro Food, Inc. holds a 36.6% ownership interest.

Background

In March 2017, Sino Agro Food, Inc. announced the successful carve-out of its aquaculture joint venture assets into Tri-way Industries Ltd. The transaction resulted in a $56.9 M deemed capital gain for SIAF while retaining a 36.6% equity interest in Tri-way. The transaction is expected to be accretive to SIAF’s earnings per share in 2017.

As part of Sino Agro Food’s larger carve-out and spinoff strategy (“COSO”), the company aims to unlock value in its major subsidiaries by creating stand alone companies, each better positioned to procure debt and equity capital before applying for separate initial public offerings on Asian stock exchanges that currently trade peer group companies with established valuations.

After the carve-out, the strategy entails several major milestones toward an IPO, each involving multiple planned steps, in addition to third-party contingencies. The milestone categories include regulatory approvals and organizational restructuring; procuring debt financing and pre-IPO equity financing; establishing post carve-out operating history; and applying for listing.

Dun and Bradstreet Issues a 5A 1 Rating for Tri-Way Industries

Tri-way is currently in negotiations with several financing institutions, one of which commissioned a credit and risk rating from D&B, a leading international business rating services company headquartered in the USA. Tri-way received a rating of 5A 1. The 5A refers to financial strength representing the strongest net tangible worth classification of over 450M RMB or 300M HKD. The “1” refers to composite credit appraisal, on a scale of 1 to 4, where 1 is the strongest.

The report also provides a financial Risk Predictor (“RP”), with a scale of 1 -10, and a Financial Stress Percentile (“FSP”). Tri-way’s RP was 9, with 10 being the highest. This compares to the industry median for 5,536 companies of 6.1. Tri-way’s FSP is in the 99th percentile, equating to a 1/10th of 1% failure rate, having financial distress in the next 12 months.

While the D&B analysis had been commissioned under one financial institution, Tri-way and the Company are permitted to utilize its results when negotiating lending with other financial institutions, improving Tri-way’s position to procure financing on more favorable loan terms than otherwise.

Of note, the D&B corporate profile for Tri-way reported its tangible net worth at 3,007,347,794 HKD, or 385M USD, about 45M USD higher than reported from the certified fair market value as of December 31, 2016, reflected in SIAF’s annual audit report (10-K).

CEO and CFO Commentary

Sino Agro Food’s Chairman and CEO Solomon Lee provided perspective on Dun and Bradstreet’s report.

“The carve-out and spinoff strategy for our aquaculture assets is a long and complicated process. The carve-out was successfully completed and announced in March. Subsequently, we have worked diligently with advisors and regulatory agencies toward advancing our plan to distribute half of our equity in Tri-way to SIAF shareholders, and to obtain financing to accelerate Tri-way’s aquaculture development, capacity, and sales. We are confident that these efforts are proceeding in accordance with our aims. We are gratified by D&B’s report, as it validates our confidence in Tri-way’s ability to secure favorable financing.

“We look forward to reporting additional anticipated milestone achievements in the upcoming weeks.”

SIAF CFO Dan Ritchey elaborated, “Owing to the nature of Tri-way’s business which has far reaching potential in the arenas of food supply, security, and safety, our discussions with financial institutions in several Asian countries often take the form of developing a strategic relationship, as opposed to finalizing a single transaction. We have established a stance of non-exclusivity in these discussions, as we see the potential advantages of such relationships.

“The D&B report verifies Tri-way’s credit worthiness, highlighting a clean balance sheet, its risk averse approach, and other attributes sourcing the 5A 1 rating, providing additional confidence to these institutions throughout the decision making process. In relation to the D&B report and progress in other areas, Tri-way intends to issue follow-up announcements within this month, pending forms and signatures having been processed and completed.”

About Sino Agro Food, Inc.

SIAF is a specialized investment company focused on protein food. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world’s largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 343 million in 2016. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Todd Fromer / Elizabeth Barker

+1 (212) 896-1215 / +1 (212) 896-1203

SIAF@kcsa.com

Erik Ahl

Nordic Countries

+46 (0) 760 495 885

erik.ahl@sinoagrofood.com